Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Fourth Quarter and Year- End 2013 Results and Provides Operational Update on its West Africa Drilling Operations

HOUSTON, TX — February 27, 2014 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $222 million, or $0.55 per basic and diluted share for the fourth quarter of 2013, compared to a net loss of $67 million, or $0.16 per basic and diluted share, for the fourth quarter of 2012.  The current quarter included $139 million, or $0.34 per share for the impairment of expenditures, including approximately $107 million associated with the Aegean #1 exploratory well, Aegean related prospect leases and other Gulf of Mexico leases, and approximately $32 million associated with exploration in Angola. Cobalt reported a net loss of $589 million, or $1.45 per basic and diluted share, for the year ending December 31, 2013 compared to a net loss of $283 million, or $0.70 per basic and diluted share, for the same period in 2012.

Capital and operating expenditures (excluding changes in working capital) for the quarter ended December 31, 2013 were approximately $249 million.  Cobalt’s cash, cash equivalents and investments at year end were approximately $1.8 billion.  This includes about $305 million designated for future operations held in collateralizing letters of credit, but excludes approximately $88 million in the TOTAL drilling fund for the Gulf of Mexico.

Operational Update

Cobalt provided an update on its Orca #1 deepwater pre-salt exploratory well in Block 20, offshore Angola. The well has reached total depth and has resulted in the company’s fifth consecutive pre-salt discovery in Angola’s Kwanza basin. Initial analysis indicates that Orca has a resource potential of between 400 — 700 MMBO.  Results of an extensive logging, coring, and fluid acquisition program confirmed the existence of a large light oil reservoir and a thin condensate and gas cap in the upper sag section of the well. In addition, mobile oil was discovered in the deeper syn-rift section of the well. After running production casing on the well which is currently underway, further evaluation and testing will commence, after which the well will be temporarily abandoned. Over the next several months following full processing and integration of all subsurface data collected from the well, the Block 20 partners will evaluate any additional activities necessary to assess Orca’s commerciality.  After well operations are complete at Orca #1, Cobalt will move the Petroserv SSV Catarina drilling rig to the Cameia #3 location in Angola Block 21.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s fourth quarter and year-end 2013 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, John P. Wilkirson, Chief Financial Officer and James W. Farnsworth, Chief Exploration Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 13575798.  The replay will be available until March 13, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: John P. Wilkirson Chief Financial Officer +1 (713) 452-2322	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending December 31,		Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	32,783	25,901	74,213	61,583
Dry hole expense and impairment	138,852	2,365	351,050	134,085
General and administrative	37,040	35,724	105,547	87,963
Depreciation and amortization	529	415	1,874	1,197
Total operating costs and expenses	209,204	64,405	532,684	284,828
Operating income (loss)	(209,204)	(64,405)	(532,684)	(284,828)
Other income (expense)
Gain on sale of assets	—	—	2,993	—
Interest income	1,434	1,086	6,043	5,041
Interest expense	(14,349)	(3,212)	(65,376)	(3,212)
Total other income (expense)	(12,915)	(2,126)	(56,340)	1,829

Net income (loss) before income tax	(222,119)	(66,531)	(589,024)	(282,999)
Income tax expense	—	—	—	—
Net income (loss)	$(222,119)	$(66,531)	$(589,024)	$(282,999)

Basic and diluted income (loss) per share	$(0.55)	$(0.16)	$(1.45)	$(0.70)
Weighted average common shares outstanding	406,949,828	406,583,154	406,839,997	403,356,174

Consolidated Balance Sheet Information:

	As of December 31,
	2013	2012
	($ in thousands)
Cash and cash equivalents	$192,460	$1,425,815
Short-term restricted cash	200,339	90,440
Short-term investments	1,319,380	789,668
Total current assets	1,967,443	2,456,742
Total property, plant and equipment	1,476,275	1,099,756
Long-term restricted cash	104,496	395,652
Long-term investments	14,661	36,267
Total assets	3,633,673	4,011,459
Total current liabilities	340,967	160,956
Total long-term liabilities	1,163,560	1,161,285
Total stockholders’ equity (406,949,839 and 406,596,884 shares issued and outstanding as of December 31, 2013 and 2012, respectively)	2,129,146	2,689,218
Total liabilities and stockholders’ equity	3,633,673	4,011,459

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2013	2012
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(216,368)	$(140,397)
Investing activities	(1,015,995)	(564,761)
Financing activities	(992)	1,838,427